Federal Home Loan Bank of Des Moines
Announcements

FHLB Des Moines Approves Third Quarter 2012 Dividend

On November 8, 2012, the FHLB Des Moines Board of Directors approved a third quarter 2012 dividend for both the average activity-based capital stock and average membership capital stock outstanding during the quarter. The dividend approved for activity-based capital stock was at an annualized rate of 3.50 percent. The dividend approved for membership capital stock was at an annualized rate of 0.50 percent. The effective combined annualized dividend rate for the FHLB Des Moines on both subclasses of capital stock outstanding was 2.62 percent; however, the effective combined dividend rate on the total stock held by each member will depend on its level of activity with the Bank during the third quarter.

These dividends will total $13.5 million, which represents 74 percent of net income for the third quarter, and will be paid on November 15, 2012. Average three-month LIBOR and average Federal funds rates for the third quarter 2012 were 0.43 percent and 0.15 percent, respectively.

On November 9, 2012, the Bank filed its Third Quarter 2012 Form 10-Q with the Securities and Exchange Commission (SEC). An overview of the Bank's financial results for the third quarter was provided in a Form 8-K earnings release filed with the SEC on October 30, 2012. The Bank will hold a Member Relations Conference Call on November 16, 2012 to discuss the financial results.

Additional financial information is provided in the Bank's Third Quarter 2012 Form 10-Q available at www.fhlbdm.com or www.sec.gov.